EXHIBIT 23.1

The consolidated financial statements included in this registration statement reflect the effects of a 1 for 9.1 reverse split of the common stock and preferred stock of EnteroMedics Inc. approved by the Company’s Board of Directors which will become effective immediately prior to the effective date of the registration statement filed in connection with the Company’s initial public offering. The following consent is in the form which will be signed by Deloitte & Touche LLP upon completion of such reverse split, which is described in the third paragraph of Note 18 to the consolidated financial statements and assuming that from May 21, 2007 to the date of such reverse split, no other material events have occurred that would affect the accompanying consolidated financial statements or disclosures therein.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, MN

November 6, 2007

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No.      to Registration Statement No. 333-143265 of our report dated May 21, 2007 (October 3, 2007, as to the third paragraph of Note 18) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the January 1, 2006, adoption of the provisions of Financial Accounting Standards Board Statement No. 123(R), Share-Based Payment), relating to the consolidated financial statements of EnteroMedics Inc. and subsidiary appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the headings “Selected Financial Data” and “Experts” in such Prospectus.